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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                 Contact:  Gregory Reams
                                           Central Garden & Pet
                                           925/283-4573

                CENTRAL GARDEN & PET COMPANY ANNOUNCES CHANGES
                IN DISTRIBUTION SERVICES FOR THE SCOTTS COMPANY
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          LAFAYETTE, CALIFORNIA, July 12, 1999 - Central Garden & Pet Company
(NASDAQ: CENT) today announced that it has learned from The Scotts Company (NYSE: SMG) that Scotts intends to alter its distribution system for certain products, including the Ortho(R) and Miracle-Gro(R) products and Monsanto Company's consumer Roundup(R) products for which Scotts acts as Monsanto's exclusive sales agent.

          Currently, Central distributes Ortho and Roundup products under an exclusive distribution agreement that expires in September 1999. Scotts has indicated to Central that following the expiration of this agreement, Scotts intends to distribute Ortho and Roundup products through a system that involves a combination of distributors, of which Central will be the largest, as well as through direct sales by Scotts to certain major retailers. In addition, it is Central's understanding that Scotts intends to sell Miracle-Gro directly to certain retailers.

          For the current year ending September 1999, the business likely to be taken over next year by Scotts is estimated to be approximately $200-250 million in sales. The gross profit associated with these sales in the current year is approximately $15-25 million (4%-7% of estimated total gross profit for the current year). Central expects this loss of gross profit to be significantly offset next year with expense reductions and other business growth.

          Due to the changes in Scotts' distribution system, Central's inventory of Scotts products and the related payables are likely to be reduced by an amount that is presently estimated to be in excess of $100 million. Additionally, Central expects that it will take steps to realign its lawn and garden distribution operations to reflect business levels for the fiscal year 2000. As a result, Central expects to record substantial one-time charges in the fiscal year ending September 1999.
                                     -more-
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          Central Garden & Pet Company is the nation's leading supplier of consumer lawn and garden and pet supply products and a manufacturer of proprietary branded products, including Pennington Seed(R), Kaytee(R), TFH(R), Nylabone(R), Zodiac(R), and Four Paws(R) pet products, Island(R) aquariums, Matthews(R) Four Seasons products and Grant's(R) ant control products. Central offers customers a wide array of value-added services designed to increase the sales and profitability of both manufacturers and retailers, including inventory management, advertising and promotional programs, in-store service and display building and sales program development.

          "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company's Securities and Exchange Commission filings, including, without limitation, the final accounting for all issues between the Company and Monsanto under the Solaris Agreement, such as the amounts receivable from Monsanto for cost reimbursements, payments for cost reductions and payments for services; the amounts payable to Monsanto for inventory; and responsibility for obsolete inventory and for non-payment by Solaris' direct sales accounts.

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